Exhibit 10.1

Greentech Mining Inc.
1840 Gateway Dr. Suite 200
Foster City CA. 94404

May 10, 2013

Greenetech Mining International, Inc.
1840 Gateway Dr. Suite 200
Foster City, CA 94404
Attention: Timothy Neher, Director

Ref: Operating, Exploration and Option to Purchase Agreement

Mr. Neher

Greentech Mining, Inc. has agreed to amend the payment terms of the Operating, Exploration and Option to Purchase Agreement entered into on September 17, 2012. Pursuant to our discussions the initial consideration of three million dollars ($3,000,000) with the first payment of one million dollars ($1,000,000) being made on or before November 1, 2012 is extended to October 1, 2013 and the remaining balance paid in ten (10) consecutive payments of $200,000 beginning on December 1, 2012 is extended to November 1, 2013.

Best regards

s/s Matthew Neher

Matthew Neher
Chief executive Officer